Exhibit 99.1

Earnings Press Release

July 29, 2004

BELDEN CDT REPORTS STRONG SALES, IMPROVED EARNINGS IN BELDEN’S JUNE QUARTER

St. Louis, Missouri — Belden CDT Inc. (NYSE:BDC) today announced the financial results for the quarter ended June 30, 2004, for Belden Inc. On July 15, 2004, Belden Inc. merged with Cable Design Technologies Corp. to form Belden CDT Inc., one of the largest U.S.-based manufacturers of high-speed electronic cables, focusing on products for the specialty electronics and data networking markets, including connectivity.

Belden Inc.’s revenue from continuing operations for the second quarter ended June 30, 2004, was $184.3 million, an increase of 19.8 percent from revenue of $153.8 million in the second quarter of 2003 and a sequential increase of 8.4 percent from the first quarter of 2004. The revenue increase was attributed to improving volume in the North American and Asian electronics and European telecommunications cable markets and to price increases enacted in the first and second quarters in response to rising material costs. About $4.6 million, or 3.0 percent, of the year-over-year revenue increase was due to currency translation.

Belden’s net income from continuing operations for the quarter ended June 30, 2004, was $5.6 million or $0.22 per share, including a gain of $1.7 million pretax, or $0.05 per diluted share, from the sale (previously announced) of the European deflection coil business for which the majority of the cash proceeds were received in 2003. Recognition of the gain on the sale was deferred until technical requirements had been met. Net income from continuing operations in the second quarter of 2003 was $0.5 million, or $0.02 per share, which included severance charges of $2.5 million and impairment costs of $0.4 million, together about $0.08 per fully diluted share.

During the second quarter, Belden completed the sale of assets of its North American Communications business to Superior Essex Inc. (OTC BB:SESX.OB) for $82.1 million cash received during the quarter and up to $10 million to be received in a future period depending on the successful transfer of certain customer relationships. The final sales price is also subject to adjustments for actual inventory on hand at closing.

Exhibit 99.1

BALANCE SHEET AND CASH FLOW

Belden’s debt as of June 30, 2004, was $201.0 million, compared with a debt of $202.0 million as of December 31, 2003. Cash was $168.9 million, compared with cash of $95.0 million at December 31, 2003, reflecting the cash received in the sale of the North American Communications assets. The cash flow from operations was $3.7 million for the quarter ended June 30, 2004. Capital expenditures in the quarter were $1.6 million, and depreciation and amortization were $5.7 million.

YEAR-TO-DATE RESULTS

For the six months ended June 30, 2004, Belden’s total revenue from continuing operations was $354.4 million, an increase of 15.4 percent from $307.1 million in the same period of 2003. Revenues in the first six months of 2004 benefited by $13.3 million from currency exchange rates. Operating profit for the first six months of 2004 was $16.0 million or 4.5 percent of sales, compared with $10.0 million, or 3.2 percent of sales, in the first six months of 2003. First-half 2004 net income from continuing operations was $8.3 million or $0.33 per share, including the gain of $0.05 on the sale of the deflection coil business. In the first half of 2003, net income from continuing operations was $1.8 million, or $0.07 per share.

Management Comment

C. Baker Cunningham, President and Chief Executive Officer of Belden CDT Inc., said, “We are very pleased with the ongoing recovery in most of our markets and the operating leverage that we are able to deliver. This gives us the opportunity to make even more of the recent merger of Belden and CDT. Belden CDT is aligned with the most attractive segments of the global markets for electronic cable and connectivity products, with strong market positions in data networking, video and audio applications, security, industrial automation, and high-temperature specialty cables for aerospace, automotive, and other demanding applications. The economic recovery in North America is giving us significant sales improvements in most of these markets, although we feel that the data networking market is lagging somewhat. We had a difficult quarter in Europe, where our material costs have increased as they did elsewhere and the pricing environment remains very challenging.”

ELECTRONICS SEGMENT

Belden’s Electronics Segment had revenues of $158.4 million in the second quarter of 2004, an increase of 15.0 percent compared with revenues of $137.7 million in the second quarter of 2003. The increase was greatest in the North American markets. Segment sales in Europe would have been higher than a year ago except for the effect of products discontinued in the past year. Increased segment sales in Asia were offset by weaker sales in Australia. Revenue in the industrial market improved most significantly

Exhibit 99.1

due to strong North American sales of instrumentation and control cables. Data networking revenue improved only slightly year-over-year.

The operating profit of the electronics Segment was $11.8 million, or 7.5 percent of sales, compared with operating profit of $7.1 million or 5.2 percent of sales, in the second quarter a year ago.

For the first six months of 2004, revenue of Belden’s Electronics Segment was $306.9 million, an increase of 11.7 percent from revenue of $274.8 million in the first six months of 2003. Operating profit of the Electronics Segment in the first six months of 2004 was $22.2 million, or 7.2 percent of sales, compared with operating profit of $14.1 million, or 5.1 percent of sales, in the first six months of 2003.

“The revenue of our North American electronics business grew more than 20 percent year over year, largely due to significant recovery of volume in the industrial market and in some of our smaller specialty markets,” Mr. Cunningham said. “Revenue also benefited from the full effect of the first-quarter price increases we enacted. The Electronics business in North America delivered operating margins above 12 percent and continued to improve its profitability sequentially. In Europe, sales of the Electronics segment were up almost 10 percent if you correct for the products we discontinued over the course of last year. Our sales in data networking did not show improvement in Europe year-over-year, and we were largely unsuccessful in raising prices in this market to compensate for higher material and transportation costs, so much so that we again had a loss quarter in Europe in the Electronics business.”

COMMUNICATIONS SEGMENT

The Communications Segment of Belden has continuing operations in Manchester, United Kingdom. Revenue from continuing operations of this segment was $25.9 million in the second quarter of 2004, an increase of 61.3 percent compared with revenues of $16.1 million in the same quarter a year ago and an increase of 20.4 percent from the first quarter of 2004. The increased revenue was the result of specific projects of British Telecom.

Operating profit from continuing operations of the Communications Segment in the second quarter of 2004 was $1.3 million, or 5.1 percent of sales, compared with $0.5 million, or 3.3 percent of sales, in the second quarter of 2003.

Revenue from continuing operations of the Communications Segment for the first six months of 2004 was $47.5 million, an increase of 46.7 percent from revenues of $32.4 million in the first six months of 2003. Operating profit for this segment’s continuing operations in the first six months of 2004 was $2.3 million, or 4.9 percent of sales, compared with operating profit of $1.8 million, or 5.4 percent, in the same period a year earlier.

Exhibit 99.1

The discontinued operations of the Communications Segment made a loss in the quarter ended June 30, 2004, of $5.8 million, compared with a loss of $1.3 million in the second quarter of 2003. The year-to-date loss from the discontinued operations was $7.3 million, compared with a loss in the first six months of 2003 of $4.8 million. In the second quarter of 2004, Belden recorded a gain of $3.0 million on the disposition of assets of the discontinued operations.

“Strong project-driven demand from British Telecom gave us a very good quarter in Communications sales,” said Mr. Cunningham. “We continued to outsource the production of some of this volume in the second quarter, so we didn’t get the kind of improvement in operating profit that one might expect from this kind of step-up in revenue. This business has been on an improving trend for the last four quarters.”

OUTLOOK

Belden CDT Inc. pointed out that its third quarter ending September 30, 2004, will include 3 months of results from former Belden operations and two and a half months of post-merger results of former CDT operations. During the third quarter, Belden CDT expects to file a Form 8-K/A with the Securities and Exchange Commission with pro-forma financial statements of the combined Belden CDT for the first half of 2004.

Mr. Cunningham said, “We believe the favorable market demand that Belden and CDT have been experiencing recently will continue. We are forecasting Belden CDT total revenue for the third quarter of $280 to $300 million, and in the fourth quarter in the range of $310 to $330 million. That’s a rate of demand similar to what we experienced in the most recent quarter and continues to reflect significant year-over-year improvement.

“Our third-quarter operating margin will be affected by a step-up in cost of CDT inventory, as purchase accounting dictates,” Mr. Cunningham continued. “We will also have cash costs of merger integration, such as severance payments, retention awards, and probably some costs associated with the first steps toward rationalizing our manufacturing, in addition to the cash costs of the deal itself. Certain of these costs will affect earnings.

“As we indicated in February when we announced the merger, we have identified ongoing synergies of about $25 million per year (net of certain increased expenses) which will take us 18 to 24 months to achieve,” Mr. Cunningham continued. “We have done much of the work of integration planning already, and we expect to take actions in the third quarter that will begin the implementation of these synergies. In the second half of 2004, we believe we can achieve $5 million of savings beginning with the elimination of duplicate corporate costs, purchasing improvements, and some manufacturing changes.

“We expect depreciation and amortization in the second half of the year to fall in a range of $20 to $25 million; we won’t know this amount for certain until we complete the accounting for the merger and assign values to all the assets,” he said. “We expect capital

Exhibit 99.1

expenditures in the second half to be in the range of $10 to $11 million. Another use of cash will be the repayment of $64 million of notes in early September.

We expect the effective income tax rate in the second half of 2004 to be 38 percent. But because of significant net-operating-loss carry-forwards, Belden CDT expects to make only minimal cash income tax payments for the remainder of 2004 and 2005.

“We are pleased and excited by the opportunity we have as Belden CDT to improve our already-strong competitive position and gain operating synergies. We are encouraged by the reception we are getting from customers and distributors, and we thank our stockholders for their support of the merger,” Mr. Cunningham concluded.

FORWARD-LOOKING STATEMENTS

The statements set forth under “Outlook” and any statements in this release other than historical facts are “forward-looking statements” made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on forecasts and projections about the industries served by the Company and about general economic conditions. They reflect management’s beliefs and expectations. They are not guarantees of future performance and they involve risk and uncertainty. The Company’s actual results may differ significantly from these expectations. Some of the factors that may cause actual results to differ from the Company’s expectations include general economic conditions, demand for the Company’s products, pricing that can be achieved for the Company’s products, management’s ability to accomplish cost reductions contemplated in the merger between Belden Inc. and Cable Design Technologies Corp., management’s ability to successfully integrate the operations and processes of the merged company and to retain key personnel, the actions of customers and competitors, the cost of raw materials (including copper and plastics) and transportation, reliance of the Company’s Electronics Segment on a few large distributors, and other factors. For a more complete discussion of risk factors, please see Belden’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the SEC on March 4, 2004, CDT’s Annual Report on Form 10-K for the year ended July 31, 2003, filed with the SEC on October 29, 2003, and CDT’s Registration Statement on Form S-4 filed with the SEC on March 24, 2004. Belden CDT Inc. assumes no responsibility to update any forward-looking statements as a result of new information or future developments.

Contact:	Belden CDT Inc.
Dee Johnson, Director of Investor Relations
314-854-8054
www.beldencdt.com

Following are comparative consolidated income statements of Belden Inc. for the three- and six-month periods ended June 30, 2004 and June 30, 2003, segment information for the same periods and condensed consolidated balance sheets as of June 20, 2004, and December 31, 2003.

Exhibit 99.1

BELDEN INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
(in thousands, except per share data)
Revenues	$184,307	$153,800	$354,410	$307,117
Cost of sales	151,113	125,665	288,933	250,092

Gross profit	33,194	28,135	65,477	57,025
Selling, general and administrative expenses	24,229	23,197	49,458	46,695
Other operating expense	—	352	—	352

Operating earnings	8,965	4,586	16,019	9,979
Nonoperating earnings	(1,732)	—	(1,732)	—
Interest expense	3,167	3,239	6,333	6,489

Income before taxes	7,530	1,347	11,418	3,490
Income tax expense	1,896	832	3,140	1,739

Net income from continuing operations	5,634	515	8,278	1,751
Net loss from discontinued operations(1)	(5,823)	(1,268)	(7,319)	(4,802)
Net gain on disposal of discontinued operations(2)	3,020	—	3,020	—

Net income/(loss)	$2,831	$(753)	$3,979	$(3,051)

Weighted average number of common shares and equivalents:
Basic	25,546	25,264	25,504	25,128
Diluted	25,832	25,413	25,827	25,281

Basic earnings/(loss) per share:
Continuing operations	$.22	$.02	$.33	$.07
Discontinued operations	(.23)	(.05)	(.29)	(.19)
Disposal of discontinued operations	.12	—	.12	—
Earnings/(loss) per share	.11	(.03)	.16	(.12)

Diluted earnings/(loss) per share:
Continuing operations	$.22	$.02	$.32	$.07
Discontinued operations	(.23)	(.05)	(.28)	(.19)
Disposal of discontinued operations	.12	—	.12	—
Earnings/(loss) per share	.11	(.03)	.16	(.12)

(1)	Net of income tax benefit of $3,276, $714, $4,117 and $2,702, respectively.

(2)	Net of income tax expense of $1,699, $0, $1,699 and $0, respectively.

Exhibit 99.1

BELDEN INC.

SEGMENT INFORMATION
(Unaudited)

(in thousands)

Three Months Ended June 30, 2004

	Electronics	Communications	Other	Total
External customer revenues	$158,376	$25,931	$—	$184,307
Affiliate revenues	1,535	74	(1,609)	—

Total revenues	$159,911	$26,005	$(1,609)	$184,307

Operating earnings/(loss)	$11,807	$1,311	$(4,153)	$8,965

Three Months Ended June 30, 2003

	Electronics	Communications	Other	Total
External customer revenues	$137,721	$16,079	$—	$153,800
Affiliate revenues	4,736	214	(4,950)	—

Total revenues	$142,457	$16,293	$(4,950)	$153,800

Operating earnings/(loss)	$7,121	$527	$(3,062)	$4,586

Six Months Ended June 30, 2004

	Electronics	Communications	Other	Total
External customer revenues	$306,944	$47,466	$—	$354,410
Affiliate revenues	2,670	121	(2,791)	—

Total revenues	$309,614	$47,587	$(2,791)	$354,410

Operating earnings/(loss)	$22,202	$2,336	$(8,519)	$16,019

Six Months Ended June 30, 2003

	Electronics	Communications	Other	Total
External customer revenues	$274,760	$32,357	$—	$307,117
Affiliate revenues	6,860	333	(7,193)	—

Total revenues	$281,620	$32,690	$(7,193)	$307,117

Operating earnings/(loss)	$14,097	$1,757	$(5,875)	$9,979

Exhibit 99.1

BELDEN INC.

CONDENSED CONSOLIDATED BALANCE SHEET

	June 30,	December 31,
	2004	2003
(in thousands)	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$168,902	$94,955
Receivables	97,330	83,242
Inventories	91,737	80,958
Income taxes receivable	2,773	1,770
Deferred income taxes	11,015	9,946
Other current assets	5,523	6,218
Current assets of discontinued operations	20,476	107,302

Total current assets	397,756	384,391
Property, plant and equipment, less accumulated depreciation	172,381	189,129
Goodwill, less accumulated amortization	79,099	79,480
Other long-lived assets	10,705	5,990
Long-lived assets of discontinued operations	21,147	14,565

	$681,088	$673,555

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$90,133	$89,179
Current maturities of long-term debt	64,998	65,951
Current liabilities of discontinued operations	20,859	28,003

Total current liabilities	175,990	183,133
Long-term debt	136,000	136,000
Postretirement benefits other than pensions	9,580	10,201
Deferred income taxes	45,606	43,112
Other long-term liabilities	29,641	20,994
Long-term liabilities of discontinued operations	5,368	5,705
Stockholders’ equity
Preferred stock	—	—
Common stock	262	262
Additional paid-in capital	39,845	39,022
Retained earnings	238,486	237,087
Accumulated other comprehensive income	7,807	7,461
Unearned deferred compensation	(2,721)	(1,700)
Treasury stock	(4,776)	(7,722)

Total stockholders’ equity	278,903	274,410

	$681,088	$673,555